Exhibit 10.28(i)
April 28, 2008
Dr. Juergen Lasowski
3 Rockwell Court
Mendham, NJ 07945
Dear Juergen:
On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend you an offer of employment as Senior Vice President, Corporate Development reporting to me. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our team. We are pleased to offer you the following:
Salary: Your semi-monthly salary will be $15,208.33 totaling $365,000 per year. Future increases will be awarded on the basis of performance.
Sign-On: You will receive a sign-on bonus of $40,000. If you separate from the company voluntarily within two years from your date of hire, you will be expected to repay the sign-on bonus back in full.
Bonus: You are eligible, at the end of each year to receive an annual target bonus amount of 40% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you leave at any time during a year, you are not eligible for any pro-rata amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.
At Onyx, our salary merit increases and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Onyx at any time between January 1 and October 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be pro-rated for the actual amount of service you provide during that calendar year.
Stock: The Compensation Committee of the Board of Directors has approved a grant of 84,000 options to purchase Onyx shares at the market price on your start date. The options will be issued pursuant to the Company’s standard Option Agreement. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four year vesting period. In addition, a restricted grant of 12,000 shares has been approved. The shares subject to the award shall vest in a series of three (3) successive equal annual installments over the three-year period commencing from the grant date; provided that your continuous service has not terminated prior to each vesting date. In addition to these options, Onyx employees are eligible for annual option grants. Your 2009 performance grant will have a target of 50,000 options, which is within the range that has been approved by the Compensation Committee for 2008. The options will be granted consistent with the plan as options and restricted shares. The actual number of options/shares granted will be based on your own individual performance. Executive performance grants require Compensation Committee approval. Any future stock grants will be based on targets consistent with the stock plan in place at that time.

Dr. Juergen Lasowski

Additionally, you will receive performance based restricted stock of 5,000 shares upon successful completion of a business development transaction. Specific performance criteria will be established within your first month of employment.
Relocation: You will receive a lump sum totaling $300,000 for expenses involved in relocating to the San Francisco Bay Area. This relocation payment will be subject to required deductions and withholdings. One-third of this payment ($100,000) will be made available upon your request and the remaining two-thirds ($200,000) upon purchase of a home in California, which we expect to be happen within 12 months. In addition, Onyx will pay for costs associated with a house-hunting trip for you and your family which includes round trip coach airfare, car rental, and lodging for up to four nights, the actual movement of household goods, and the family’s travel to the Bay Area when they move. Onyx has also retained Crossroads Relocation to assist you in your relocation. If you separate from the company voluntarily within two years from your date of hire, you will be expected to repay costs associated with relocation back in full.
Housing Assistance: For the first 3 years of employment, Onyx will provide you with monthly housing assistance in the amount of $3,250 per month for the 1st year; $2,200 per month for the 2nd year and $1,100 per month for the 3rd year. Your housing assistance will be included in your regular payroll and will be subject to required deductions and withholdings. Should you leave Onyx at any time during this three-year period, your monthly housing assistance will cease.
Lastly, you have requested that you spend time in New Jersey until your family relocates to California. We are willing to accommodate you working from your home in New Jersey no more than five days per month during the first 12 months of your employment or until your family moves as long as business needs are met and you have established a residence in the Bay Area.
Benefits: You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, short and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. In addition, you may choose to have additional Voluntary Term Life for you and your eligible dependents.
This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as, Onyx’s successful completion of your background check. We ask that you return one signed copy of both the enclosed Employee Confidential Information and Inventions Assignment Agreement. In consideration of your employment, you also agree to conform to the rules and standards of the Company.
In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date. This may be a birth certificate, a passport, a visa or driver’s license and social security card.
Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, with or without notice. This letter when signed by you, will constitute the agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position whether written or oral. No employee or representative of the Company, other than its CEO (or designee), has the authority to make any express or implied agreement contrary to the foregoing. Further,

Dr. Juergen Lasowski

the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly expressly specifies the intent of doing so.
We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.
If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Confidential Information and inventions Assignment Agreement to Judy Batlin.
Should you have any questions regarding the provisions of employment, please contact me (510) 597-6543 or Judy Batlin (510) 597-6544.

Sincerely,

/s/ N. Anthony Coles

N. Anthony Coles, M.D.
President and Chief Executive Officer

I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Juergen Lasowksi	May 19, 2008	May 19, 2008

Accepted (signature)	Date	Start Date